Exhibit 99.1

PSB Announces 1st Quarter Earnings of $.65 Per Share

Wausau, Wisconsin [OTCBB:PSBQ.OB] – Peter W. Knitt, President and CEO of PSB Holdings, Inc. (“PSB”) and Peoples State Bank (“Peoples”) announced March 2008 quarterly earnings of $.65 per share on net income of $1,002,000, up from $.50 per share on net income of $799,000 in the March 2007 quarter, an increase of 30% in earnings per share.  Increased earnings were due to greater net interest income on a larger asset base and growth in mortgage banking income while operating expenses increased slightly.

Return on average assets was .77% and .65% during the quarters ended March 31, 2008 and 2007, respectively.  Return on average stockholders’ equity was 10.71% and 9.34% during the quarters ended March 31, 2008 and 2007, respectively.  Net book value increased from $22.14 per share at March 31, 2007 to $25.02 per share at March 31, 2008, an increase of 13.0%.

Assets at March 31, 2008 were $532.2 million compared to $534.2 million at December 31, 2007 and $493.0 million at March 31, 2007.  Total loans receivable were $386.6 million at March 31, 2008 compared to $387.1 million at December 31, 2007 and $374.3 million at March 31, 2007.  Investment securities grew $4.4 million during the March 2008 quarter to $101.6 million from purchase of U. S. Government agency securities including $1 million of Federal National Mortgage Association (“FNMA”) preferred stock and an increase in unrealized gains on fair value of securities of $1.6 million.

Total deposits of $389.4 million at March 31, 2008 decreased $12.7 million from December 31, 2007 but increased $5.1 million from March 31, 2007.  During the March 2008 quarter, noninterest bearing deposits decreased $7.6 million primarily from normal seasonal run-off for PSB’s customer base.  Such quarterly run-off was $4.4 million during March 2007, and $5.6 million during March 2006.  In addition, $7 million in a municipal customer interest bearing deposit account was withdrawn from PSB due to higher short-term investments rates available from Wisconsin’s public investment pools.  Total wholesale funding at March 31, 2008 was $144.4 million, up $10.3, or 7.7% from wholesale funding of $134.1 million at December 31, 2007 as the decline in local deposits was replaced.

PSB’s provision for loan losses was $135,000 in the March 2008 quarter and $120,000 in the March 2007 quarter.  Annualized net charge-offs (recoveries) were .03% and (.01%) during the quarters ended March 31, 2008 and 2007, respectively.  At March 31, 2008, the allowance for loan losses was 1.27% of total loans ($4,958,000), compared to 1.24% ($4,850,000) at December 31, 2007, and 1.22% ($4,606,000) at March 31, 2007.

Nonperforming loans increased during the March 2008 quarter compared to such loans at December 31, 2007 and March 31, 2007 as shown in the following table.

Non-Performing Assets as of	March 31,		Dec. 31
(dollars in thousands)	2008	2007	2007

Nonaccrual loans	$ 4,167	$ 3,633	$ 3,144
Accruing loans past due 90 days or more	–	–	–
Restructured loans not on nonaccrual	644	–	653

Total nonperforming loans	4,811	3,633	3,797
Foreclosed assets	797	356	653

Total nonperforming assets	$ 5,608	$ 3,989	$ 4,450

Nonperforming loans as a % of gross loans	1.23%	0.96%	0.97%
Total nonperforming assets as a % of total assets	1.05%	0.81%	0.83%

PSB maintains a conservative identification and reporting system regarding non-performing loans.  Non-performing loans are spread over many different borrowers and industries and are generally well-collateralized.  Restructured and nonaccrual loans remain classified as nonperforming loans until the uncertainty surrounding the credit is eliminated.  Therefore, some borrowers continue to make substantially all required payments while on non-accrual status.  PSB applies all payments received on nonaccrual loans to principal until the loan is returned to accrual status.  As of March 31, 2008, cumulative borrower payments made while they have been on non-accrual status have reduced nonaccrual loan principal by $263,000, or 5.9%.

Existing nonaccrual loans are spread over unrelated borrowers, with the top five largest nonaccrual relationships totaling $1.5 million principal in the aggregate (35.8% of total nonaccrual balances) as of March 31, 2008.  Information concerning the collateral, remaining principal and nature of these relationships is summarized below:

•

Wisconsin  based, out of local area commercial and equipment collateral  – $497,000

•

Local single family residential real estate collateral  – $339,000

•

Wisconsin based, out of local area equipment fixtures collateral  – $249,000

•

Local non-owner occupied retail multi-tenant real estate collateral  – $206,000

•

Local builder single family condo new construction collateral  – $200,000

Specific reserves on the top five largest nonaccrual relationships total $50,000.  Significant losses beyond the specific reserves already recorded are not anticipated.  While PSB anticipates nonperforming loans to remain elevated during 2008, net loan charge-offs are expected to be manageable with provisions for loan losses to remain similar to prior years.

Tax adjusted net interest income totaled $3,762,000 in March 2008 compared to $3,608,000 in March 2007, an increase of $154,000, or 4.3%.  Tax adjusted net interest margin was 3.05% during March 2008 compared to 3.11% in the December 2007 quarter and 3.13% during the March 2007 quarter.  As the Federal Reserve’s target federal funds rate was reduced 2.00% during the March 2008 quarter, the yield on PSB’s prime rate adjustable and other short-term adjustable rate loans declined faster than the cost of corresponding deposit and wholesale funding rates.  Approximately 1/3 of PSB’s loan portfolio is adjustable rate.  Pressure on current net interest margin is expected to continue as further short-term rate reductions are expected and wholesale funding spreads remain elevated compared to spreads in effect during the March 2008 quarter.

Total noninterest income for the quarter ended March 31, 2008 was $1,024,000 compared to $841,000 earned during the March 2007 quarter, an increase of $183,000 or 21.8%.  As secondary market long-term residential real estate rates fell during 2008, PSB saw heavy refinancing activity by customers which increased mortgage banking income by $106,000, or 54.1%.  Service fee income also increased $61,000 during March 2008 compared to the prior year.  All other increases to noninterest income totaled $16,000.

Total noninterest expenses increased $34,000, or 1.1% during the March 2008 quarter to $3,118,000 compared to total noninterest expenses of $3,084,000 during March 2007.  However, the prior year March 2007 quarter included several non-recurring special expense items which elevated that quarter’s expenses by $163,000.  If these special items were excluded from March 2007 noninterest expenses, current March 2008 quarter noninterest expense would have increased $197,000, or 6.7% compared to the prior year.  March 2008 expenses included an increase in deposit insurance premiums of $33,000 compared to the prior year as the FDIC increased premiums industry wide.  PSB will incur higher deposit insurance premiums throughout 2008.

PSB Holdings, Inc. (OTCBB:PSBQ.OB), is the parent company of Peoples. Peoples is headquartered in Wausau, Wisconsin with eight retail locations serving north central Wisconsin in Marathon, Oneida, and Vilas counties.  In addition to traditional retail and commercial banking products, Peoples provides retail investments and insurance annuities, retirement planning, commercial treasury management services, and long-term fixed rate residential mortgages.

Forward Looking Statements

Certain matters discussed in this news release, including those relating to the growth of PSB, its profits, and future interest rates, are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Reform Act of 1995.  Such statements involve risks and uncertainties which may cause results to differ materially from those set forth in this release.  Among other things, these risks and uncertainties include the strength of the economy, the effects of government policies, including, in particular, interest rate policies, and other risks and assumptions described under “Forward - Looking Statements” in Item 1 and “Risk Factors” in Item 1A of PSB’s Form 10-K for the year ended December 31, 2007.  PSB assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

PSB Holdings, Inc.
Quarterly Financial Summary
(dollars in thousands, except per share data)

		Quarter ended – Unaudited
	March 31,	December 31	September 30	June 30,	March 31,
Earnings and dividends:	2008	2007	2007	2007	2007

Net income	$ 1,002	$ 1,312	$ 1,021	$ 1,008	$ 799
Basic earnings per share(3)	$ 0.65	$ 0.85	$ 0.66	$ 0.64	$ 0.50
Diluted earnings per share(3)	$ 0.65	$ 0.85	$ 0.66	$ 0.64	$ 0.50
Dividends declared per share(3)	$ –	$ 0.33	$ –	$ 0.33	$ –
Net book value per share	$ 25.02	$ 23.70	$ 22.90	$ 21.83	$ 22.14
Semi-annual dividend payout ratio	n/a	21.86%	n/a	28.48%	n/a
Average common shares outstanding	1,544,982	1,544,855	1,553,952	1,572,679	1,589,980

Balance sheet – average balances:

Loans receivable, net of allowances	$ 383,456	$ 384,069	$ 382,474	$ 379,084	$ 372,448
Total assets	$ 525,605	$ 520,098	$ 509,947	$ 496,952	$ 497,349
Deposits	$ 392,616	$ 395,148	$ 395,508	$ 384,984	$ 387,803
Stockholders’ equity	$ 37,627	$ 36,044	$ 34,636	$ 35,135	$ 34,692

Performance ratios:

Return on average assets(1)	0.77%	1.00%	0.79%	0.81%	0.65%
Return on avg. stockholders’ equity(1)	10.71%	14.44%	11.70%	11.51%	9.34%
Average tangible stockholders’ equity
to average assets(4)	7.00%	6.92%	6.91%	7.11%	7.02%
Net loan charge-offs to average loans(1)	0.03%	0.10%	0.02%	0.00%	-0.01%
Nonperforming loans to gross loans	1.23%	0.97%	1.13%	0.96%	0.96%
Allowance for loan loss to gross loans	1.27%	1.24%	1.25%	1.21%	1.22%
Net interest rate margin(1)(2)	3.05%	3.11%	3.05%	3.22%	3.13%
Net interest rate spread(1)(2)	2.61%	2.60%	2.53%	2.67%	2.62%
Service fee revenue as a percent of average
demand deposits(1)	3.11%	2.89%	2.75%	2.61%	2.57%
Noninterest income as a percent of gross revenue	11.73%	10.35%	10.37%	11.34%	9.94%
Efficiency ratio(2)	65.15%	62.21%	62.27%	63.51%	69.32%
Noninterest expenses to avg. assets(1)	2.39%	2.27%	2.24%	2.44%	2.51%

Stock price information:

High	$ 26.65	$ 27.25	$ 29.00	$ 29.25	$ 30.35
Low	$ 22.00	$ 25.05	$ 27.10	$ 27.00	$ 28.00
Market value at quarter-end	$ 25.25	$ 26.00	$ 27.10	$ 27.75	$ 28.50

(1) Annualized

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis.

(3) Due to rounding, cumulative quarterly per share performance may not equal annual per share totals.

(4) Tangible stockholders' equity excludes the impact of cumulative other comprehensive income (loss).

PSB Holdings, Inc.
Consolidated Statements of Income
	Three Months Ended
	March 31,
(dollars in thousands, except per share data – unaudited)	2008	2007

Interest and dividend income:
Loans, including fees	$ 6,492	$ 6,567
Securities:
Taxable	842	616
Tax-exempt	330	305
Other interest and dividends	40	129

Total interest and dividend income	7,704	7,617

Interest expense:
Deposits	3,163	3,401
FHLB advances	606	614
Other borrowings	259	64
Junior subordinated debentures	113	113

Total interest expense	4,141	4,192

Net interest income	3,563	3,425
Provision for loan losses	135	120

Net interest income after provision for loan losses	3,428	3,305

Noninterest income:
Service fees	364	303
Mortgage banking	302	196
Investment and insurance sales commissions	114	124
Net loss on sale of securities	–	–
Increase in cash surrender value of life insurance	89	60
Other noninterest income	155	158

Total noninterest income	1,024	841

Noninterest expense:
Salaries and employee benefits	1,740	1,737
Occupancy and facilities	511	497
Data processing and other office operations	211	217
Advertising and promotion	87	58
Other noninterest expenses	569	575

Total noninterest expense	3,118	3,084

Income before provision for income taxes	1,334	1,062
Provision for income taxes	332	263

Net income	$ 1,002	$ 799
Basic earnings per share	$ 0.65	$ 0.50
Diluted earnings per share	$ 0.65	$ 0.50

PSB Holdings, Inc.
Consolidated Balance Sheets
March 31, 2008 unaudited, December 31, 2007 derived from audited financial statements

(dollars in thousands, except per share data) – unaudited	2008	2007
Assets

Cash and due from banks	$ 13,507	$ 18,895
Interest-bearing deposits and money market funds	1,627	2,232
Federal funds sold	–	–

Cash and cash equivalents	15,134	21,127

Securities available for sale (at fair value)	101,641	97,214
Loans held for sale	415	365
Loans receivable, net of allowance for loan losses	386,574	387,130
Accrued interest receivable	2,703	2,383
Foreclosed assets	797	653
Premises and equipment, net	11,050	11,082
Mortgage servicing rights, net	908	889
Federal Home Loan Bank stock (at cost)	3,017	3,017
Cash surrender value of bank-owned life insurance	8,996	8,728
Other assets	994	1,597

TOTAL ASSETS	$532,229	$534,185

Liabilities

Non-interest-bearing deposits	$ 47,908	$ 55,470
Interest-bearing deposits	341,446	346,536

Total deposits	389,354	402,006

Federal Home Loan Bank advances	60,000	57,000
Other borrowings	32,461	26,407
Junior subordinated debentures	7,732	7,732
Accrued expenses and other liabilities	4,028	4,425

Total liabilities	493,575	497,570

Stockholders' equity

Common stock – no par value with a stated value of $1 per share:
Authorized – 3,000,000 shares
Issued – 1,887,179 shares	1,887	1,887
Additional paid-in capital	9,390	9,493
Retained earnings	35,082	34,081
Accumulated other comprehensive income	1,458	423
Treasury stock, at cost –338,281 and 342,197 shares, respectively	(9,163)	(9,269)

Total stockholders’ equity	38,654	36,615

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$532,229	$534,185

PSB Holdings, Inc.
Average Balances and Interest Rates
Quarter Ended March 31,

		2008			2007
	Avg. Bal	Interest	Yield/Rate	Avg. Bal	Interest	Yield/Rate
Assets
Interest-earning assets:
Loans(1)(2)	$388,361	$6,518	6.75%	$376,981	$6,593	7.09%
Taxable securities	65,448	845	5.19%	49,242	616	5.07%
Tax-exempt securities(2)	34,142	500	5.89%	30,875	462	6.07%
FHLB stock	3,017	–	0.00%	3,017	23	3.09%
Other	4,327	40	3.72%	7,781	106	5.52%

Total(2)	495,295	7,903	6.42%	467,896	7,800	6.76%

Non-interest-earning assets:
Cash and due from banks	9,988			10,993
Premises and equipment, net	11,070			11,468
Cash surrender value ins.	8,838			6,370
Other assets	5,319			5,155
Allowance for loan losses	(4,905)			(4,533)

Total	$525,605			$497,349

Liabilities & stockholders’ equity
Interest-bearing liabilities:
Savings and demand deposits	$ 93,636	$ 587	2.52%	$ 83,688	$ 636	3.08%
Money market deposits	72,809	497	2.75%	67,900	564	3.37%
Time deposits	179,135	2,079	4.67%	188,435	2,201	4.74%
FHLB borrowings	57,418	606	4.24%	56,656	614	4.40%
Other borrowings	26,124	259	3.99%	6,449	64	4.02%
Junior sub. debentures	7,732	113	5.88%	7,732	113	5.93%

Total	436,854	4,141	3.81%	410,860	4,192	4.14%

Non-interest-bearing liabilities:
Demand deposits	47,036			47,780
Other liabilities	4,088			4,017
Stockholders’ equity	37,627			34,692

Total	$525,605			$497,349

Net interest income		$3,762			$3,608
Rate spread			2.61%			2.62%
Net yield on interest-earning assets			3.05%			3.13%

(1) Nonaccrual loans are included in the daily average loan balances outstanding.

(2) The yield on tax-exempt loans and securities is computed on a tax-equivalent basis using a tax rate of 34%